Exhibit 5.1

April 30, 2014

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024

Ladies and Gentlemen:

     We have acted as securities counsel to Denbury Resources Inc., a Delaware corporation (“Denbury”), and its subsidiaries Denbury Onshore, LLC, a Delaware limited liability company, Denbury Gathering & Marketing, Inc., a Delaware corporation, Denbury Holdings, Inc., a Delaware corporation, Denbury Operating Company, a Delaware corporation, Denbury Green Pipeline – Texas, LLC, a Delaware limited liability company, Denbury Pipeline Holdings, LLC, a Delaware limited liability company, Denbury Air, LLC, a Delaware limited liability company, Denbury Gulf Coast Pipelines, LLC, a Delaware limited liability company, and Greencore Pipeline Company LLC, a Delaware limited liability company (collectively, the “Subsidiary Guarantors”), in connection with the issuance and sale of $1,250,000,000 aggregate principal amount of 5½% Senior Subordinated Notes due 2022 (the “Notes”) subject to the terms and conditions set forth in the Underwriting Agreement, dated as of April 16, 2014 (the “Underwriting Agreement”), among the Company, the Subsidiary Guarantors and Wells Fargo Securities, LLC for itself and on behalf of the underwriters set forth on Schedule I thereto (the “Underwriters”). The Notes have been issued under an Indenture dated April 30, 2014 (the “Indenture”), by and between the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Denbury’s payment obligations on the Notes are jointly and severally guaranteed by the Subsidiary Guarantors as provided for in the Indenture (such obligation to guarantee Denbury’s payment obligation under the Notes as contained in the Indenture being herein referred to as the “Guarantees”). Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including:

i.	the Indenture;

ii.	the global notes evidencing the Notes;

iii.
the Registration Statement on Form S-3 (Registration No. 333-195305) filed by Denbury and the Guarantors under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on April 16, 2014 (the “Registration Statement”), including the preliminary prospectus contained therein relating to the Notes (the “Preliminary Prospectus”) and including the documents incorporated by reference therein;

iv.	Denbury’s pricing term sheet filed with the Commission as a Free Writing Prospectus on April 16, 2014;

v.	the final prospectus filed pursuant to Rule 424(b)(5) of the Act on April 18, 2014 relating to the Notes (the “Final Prospectus”), including the documents incorporated by reference therein;

vi.	copies of resolutions of Denbury’s board of directors authorizing the issuance of the Notes and the filing of the Registration Statement;

Denbury Resources Inc.
April 30, 2014

vii.	copies of resolutions of the Subsidiary Guarantors authorizing the Guarantees and the Registration Statement; and

viii.	the Statement of Eligibility of the Trustee on Form T-1.

In addition, we have reviewed such questions of law as we have considered appropriate.

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.

We have also assumed that (i) the automatic effectiveness of the Registration Statement upon its filing under the Act has not been suspended, (ii) the Notes have been issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement, (iii) the Indenture has been duly authorized by the Trustee, (iv) the Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (v) the Trustee has the requisite power and authority to enter into and perform its obligations under the Indenture, (vi) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (vii) the Underwriting Agreement has been validly executed and delivered by or on behalf of the Underwriters and (viii) all parties to agreements involving the issuance or sale of the Notes have performed their obligations thereunder in compliance with the terms of such documents.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that subject to (i) the Indenture having been validly executed and delivered by the Trustee, the Company and the Subsidiary Guarantors, (ii) the global notes evidencing the Notes having been validly executed, authenticated, countersigned, registered, issued and delivered in accordance with the Indenture and the Underwriting Agreement and (iii) Denbury having received payment of the consideration to be paid for the Notes as provided in the Underwriting Agreement:

1.	the Notes constitute binding obligations of Denbury; and

2.	the Guarantees constitute binding obligations of the Subsidiary Guarantors in accordance with the terms of the Guarantees.

The opinions set forth above are subject to the applicable effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), public policy considerations which may limit the rights of the parties to obtain remedies, and the exercise of the discretionary power of any court or other authority before which may be brought any proceeding seeking equitable or other remedies. We express no opinion as to the sufficiency of the waivers of defenses by the Subsidiary Guarantors contained in the Indenture governing the Notes.

The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and the Delaware General Corporation Law and Limited Liability Company Law, including in the latter cases the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K to be filed with the Commission and the incorporation thereof into the Registration Statement in connection with the issuance and sale of the Notes on the date hereof and to the use of our name in each of the Preliminary Prospectus and the Final Prospectus under the caption “Legal Matters.” In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are given as of the date hereof and we undertake no obligation to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

Denbury Resources Inc.
April 30, 2014

Sincerely,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP